Exhibit 99.1

CONTACT:	Glenn C. Christenson, (800) 544-2411 or (702) 367-2484
Executive Vice President/Chief Financial Officer/

Chief Administrative Officer

Thomas M. Friel, (800) 544-2411 or (702) 221-6793
Vice President/Controller

Lesley A. Pittman, (800) 544-2411 or (702) 367-2437
Vice President of Corporate & Government Relations

FOR IMMEDIATE RELEASE:          January 16, 2004

STATION CASINOS, INC. DECLARES QUARTERLY CASH DIVIDEND

LAS VEGAS, – Station Casinos, Inc. (NYSE: STN - News; “Station” or “the Company”) today announced that its Board of Directors has declared its quarterly cash dividend of $0.125 per share.  The dividend is payable on March 4, 2004 to shareholders of record on February 12, 2004.

Company Information

Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Casino and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel and Fiesta Rancho Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino and Fiesta Henderson Casino Hotel in Henderson, Nevada. Station also owns a 50 percent interest in both Barley’s Casino & Brewing Company and Green Valley Ranch Station Casino in Henderson, Nevada and a 6.7 percent interest in the Palms Casino Resort in Las Vegas, Nevada.  In addition, Station manages the Thunder Valley Casino in Sacramento, California on behalf of the United Auburn Indian Community.